Exhibit 99.1

News Release

Bristow to Acquire Assets and Minority Equity Interest in

Cougar Helicopters of Canada for $250 Million

•           ASSET ACQUISITION SIGNIFICANTLY INCREASES THE NUMBER OF LARGE AIRCRAFT IN BRISTOW’S NORTH AMERICAN BUSINESS UNIT

•           MINORITY INTEREST IN ATLANTIC CANADA’S LARGEST HELICOPTER SERVICE PROVIDER PROVIDES EXPOSURE TO OIL AND GAS GROWTH OPPORTUNITIES

•           TRANSACTION TO BE IMMEDIATELY ACCRETIVE TO BRISTOW’S EARNINGS, CASH FLOW AND BRISTOW VALUE ADDED

HOUSTON, September 4, 2012 – Bristow Group Inc. (NYSE: BRS), the leading provider of helicopter services to the worldwide offshore energy industry, and Cougar Helicopters Inc., the largest offshore energy and search and rescue (SAR) helicopter service provider in Canada (“Cougar”), today jointly announced that Bristow has entered into a definitive agreement with Cougar’s parent VIH Aviation Group Ltd. (“VIHAG”) and various VIHAG affiliates to acquire a minority interest in Cougar and certain aircraft and facilities used by Cougar in its operations.  Cougar’s operations are primarily focused on serving the offshore oil and gas industry off Canada’s Atlantic coast and in the Arctic.  Privately-owned VIHAG of British Columbia is a leading helicopter service provider in Canada.  Bristow’s investment will be $250 million with a three-year earn-out of up to an additional $40 million based upon Cougar achieving agreed performance targets.  The transaction is expected to be completed in the fourth quarter of calendar year 2012, subject to the approval by the Canadian Transportation Agency and the completion of an interim $250 million, 364-day term loan facility.

The operating assets being purchased include eight Sikorsky S-92 helicopters and state-of-the-art helicopter passenger, maintenance and SAR facilities located in St. John’s, Newfoundland and Labrador and Halifax, Nova Scotia.  The purchased aircraft and facilities will be leased by Bristow to Cougar on a long-term basis.

Kenneth Norie, the owner of VIHAG who will continue to serve as Chairman and CEO of Cougar stated, “We are very pleased to have Bristow as a significant investor in Cougar, as we have similar corporate cultures and core values, especially our commitment to safety.  I believe that this relationship will enhance the services Cougar provides to our customers and positions Cougar for the next phase of its growth."

This transaction will allow Cougar to benefit from Bristow’s resources and global network of customers and suppliers, while providing Bristow the opportunity to invest in an operator with an outstanding reputation for safety and service in a new growth market.  Cougar’s 250 dedicated employees have been supporting its customers in developing their exploration and production opportunities off Canada’s Atlantic Coast for over 15 years.  Cougar had CD$124 million of revenue in fiscal year 2011, and expects to grow significantly over time as this market continues to expand.

William E. Chiles, President and Chief Executive Officer of Bristow, stated, “This investment represents an excellent opportunity for Bristow to gain exposure to an attractive, dynamic and growing Canadian exploration and production market. We view Cougar as an exceptional operator, as we have previously worked successfully together and are culturally and operationally aligned with shared core values of safety, quality and service.”

Bristow intends to fund at closing the asset purchase and minority interest investment in Cougar from the proceeds of a new interim $250 million, 364-day term loan facility, with repayment of this term loan to be made from a combination of cash on hand, proceeds from future financings and cash flow from operations.

Mr. Chiles added, “The aircraft being acquired and leased back to Cougar are under contract to high quality customers, and provide the foundation for a financially attractive investment that is anticipated to be at least seven percent accretive annually to Bristow’s earnings per share, cash flow and Bristow Value Added.”

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated.  Through its subsidiaries, affiliates and joint ventures, Bristow has major transportation operations in the U.S. Gulf of Mexico and the North Sea, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Nigeria, Russia and Trinidad.  For more information, visit Bristow’s website at www.bristowgroup.com.

ABOUT VIH AVIATION GROUP LTD.

VIH AVIATION GROUP LTD. is the parent company of a privately held group of aviation businesses providing general aviation services in Canada since 1955 and internationally since 1986.  For more information, visit VIHAG’s website at www.vih.com and Cougar’s website at www.cougar.ca.

FORWARD LOOKING STATEMENT

Statements contained in this news release that state Bristow’s or management’s intentions, expectations or predictions of the future – including its ability to complete and fund the above-referenced transaction, the timing for completing the transaction and whether the transaction will be approved by the Canadian Transportation Agency, beneficial to Bristow’s operations and accretive to Bristow’s earnings per share, cash flow and Bristow Value Added – are forward-looking statements. Actual results could differ materially from those projected in such forward-looking statement. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in Bristow’s SEC filings, including but not limited to Bristow’s annual report on Form 10-K and quarterly report on Form 10-Q.  Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

Bristow Investor Contact:

     Linda McNeill

     Phone:  (713) 267-7622

     E-mail:  linda.mcneill@bristowgroup.com

 Bristow Media Contact:

     Tricia Morley

     Phone:  (713) 267-7600

     E-mail:   tricia.morley@bristowgroup.com

Cougar Investor & Media Contact:

     Candace Moakler

     Phone:  (709) 758-4041

     E-mail:   cmoakler@cougar.ca

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